Exhibit 99.1

EVTN Announces Uplisting to the OTCQB Venture Market

KILGORE, Texas—(BUSINESS WIRE)--Enviro Technologies U.S., Inc. (OTCQB: EVTN) (“EVTN” or the “Company”), today announced that it has successfully uplisted from the OTC Pink Market to the OTCQB Venture Market (“OTCQB”). The uplisting has been approved by OTC Markets Group Inc., and the Company commenced trading on the OTCQB on Thursday, December 29, 2022. Enviro Technologies will continue to trade under the symbol “EVTN”. The OTCQB offers investors transparent, high-quality trading in entrepreneurial and development stage companies which provides investors with improved market visibility to enhance trading liquidity. OTCQB is recognized as an established public market by the Securities and Exchange Commission. To be eligible for trading on the OTCQB, companies must be current in their reporting with the Securities and Exchange Commission, maintain audited financials through a PCAOB registered firm, and undergo an annual verification and management certification process.

“We believe this upgrade to the OTCQB will position the Company to achieve greater exposure to a broader investor base,” stated Jim Galla, CEO of EVTN. “This is a very positive milestone and achievement for the Company and our shareholders.”

About EVTN

EVTN, through its wholly owned subsidiary, Banner Midstream Corp., has two operating subsidiaries: Pinnacle Frac Transport LLC (“Pinnacle Frac”) and Capstone Equipment Leasing LLC (“Capstone”). Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operations. Capstone procures and finances equipment to oilfield transportation service contractors.

Safe Harbor Disclosure

This Press Release contains or incorporates by reference "forward-looking statements". For this purpose, any statements regarding this announcement, which are not purely historical, are forward-looking statements, including EVTN beliefs, expectations, hopes or intentions regarding the future. All forward-looking statements are made as of the date hereof and based on information available to EVTN as of such date. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, the risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and Form 10-Q for the quarterly period ended September 30, 2022, as filed with the Securities and Exchange Commission. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of EVTN and are difficult to predict. EVTN undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

EVTN Investor Relations Contact: IR@wolf-energy.com or 1-903-392-0948